EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST

DECLARES FEBRUARY CASH DISTRIBUTION

Dallas, Texas, February 17, 2012 – U.S. Trust, Bank of America Private Wealth Management, as Trustee of the Hugoton Royalty Trust (NYSE – HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.085767 per unit, payable on March 14, 2012, to unitholders of record on February 29, 2012. The following table shows underlying gas sales and average prices attributable to the net overriding royalty payments made by XTO Energy Inc. (XTO Energy) to the Trust for both the current month and prior month distributions. Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales
	Volumes (Mcf) (a)		Average Gas
	Total	Daily	Price per Mcf

Current Month Distribution	1,729,000	56,000	$4.11

Prior Month Distribution	1,730,000	58,000	$4.16

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

XTO Energy has advised the trustee that it has deducted budgeted development costs of $500,000, production expense of $1,872,000 and overhead of $890,000 in determining the royalty payment to the Trust for the current month.

  Other

The 2011 tax packets are expected to begin mailing directly to unitholders in early March 2012. A copy of Hugoton Royalty Trust’s tax booklet will be posted to the trust’s website by March 1, 2012. In addition to the tax booklet, the Hugoton website will offer two simple calculators for computing the monthly income and expense amounts and cost depletion. The calculators are expected to be updated with the 2011 tax information by February 21, 2012.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

Statements made in this press release regarding future events or conditions are forward looking statements. Actual future results, including development costs, could differ materially due to changes in natural gas prices and other economic conditions affecting the gas industry and other factors described in Part I, Item 1A of the trust's Annual Report on Form 10-K for the year ended December 31, 2010.

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Contact:	Nancy G. Willis Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee (Toll Free) 877-228-5083